Exhibit 2.01

ASSET PURCHASE AGREEMENT

AMONG

INNOVATIVE SOFTWARE TECHNOLOGIES, INC.

AND

THE WEB CHANNEL NETWORK, INC.

AND

THE WEB CHANNEL NETWORK, LLC.

AND

ROBERT W. SINGERMAN

JUNE 17, 2009

TABLE  OF  CONTENTS

ASSET PURCHASE AGREEMENT

EXHIBIT A :   PROMISSORY NOTE

EXHIBIT B :   SECURITY AGREEMENT

EXHIBIT C :  WARRANT AGREEMENT

EXHIBIT D :  EMPLOYMENT AGREEMENT

EXHIBIT E :  NON-DISCLOSURE, NON-COMPETITION, NON-SOLICITATION AND INVENTION AGREEMENT

EXHIBIT F :  SCHEDULE OF PURCHASED ASSETS

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“this Agreement”) is made as of June 17, 2009, by and among Innovative Software Technologies, Inc., a Delaware corporation (the “Company”), the Company’s wholly owned subsidiary The WEB Channel Network, Inc., a Florida corporation (“Buyer”), The WEB Channel Network, LLC., a Florida limited liability company (“Seller”),and Robert W. Singerman, a Florida resident and the principal manager of Seller (“Manager”).  (The Company, Buyer, Seller, and Manager also are referred to herein separately as a “Party” and collectively as the “Parties.”)

Recitals:

WHEREAS, Seller has agreed to sell to Buyer substantially all of its assets on the terms and conditions provided herein;

WHEREAS, Manager has agreed to sell to Buyer the Manager’s assets related to Seller’s business (which together with Seller’s assets being sold to Buyer are referred to herein as the “Purchased Purchased Assets”) on the terms and conditions provided herein;

WHEREAS, Manager has agreed to enter into an Employment Agreement with Buyer and a Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement with the Company and Buyer, all on the terms and conditions provided herein;

WHEREAS, Buyer has agreed to buy the Purchased Assets from Seller and Manager on the terms and conditions provided herein;

WHEREAS, Buyer has agreed to enter into an Employment Agreement with Manager and the Company and Buyer have agreed to enter into a Non-Disclosure, Non-Competition, Non-Solicitation and Invention Agreement with Manager all on the terms and conditions provided herein;

Agreement:

NOW, THEREFORE, in consideration of the above recitals which are incorporated in this Agreement and made a part hereof, and the mutual representations, warranties, covenants, and promises herein contained, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Parties agree as follows.

1.           Definitions.

“Adverse Consequences” means all payments, costs, expenses, damages and losses resulting from any actions, suits, proceedings, hearings, investigations, charges, complaints, claims, demands, injunctions, judgments, orders, decrees, rulings, dues, penalties, fines, costs, amounts paid in settlement, Liabilities, obligations, Taxes, liens, fees, and court costs, and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act of 1934

“Affiliated Entities” means any or all of the limited liability companies in which Manager has an equity interest which relate to the business of Seller, which are included in Exhibit F hereto.

“Buyer” has the meaning set forth in the preamble above.

“Closing” has the meaning set forth in §2(c) below.

“Closing Date” has the meaning set forth in §2(c) below.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, no par value, of the Company.

“Confidential Information” means any information concerning Buyer, Seller, the Purchased Assets and Manager that is not already generally available to the public.

“Intellectual Property” means (a) all inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all reissuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

“Liability” or “Liabilities” mean any liabilities (whether known or unknown, whether asserted or unasserted, whether absolute or contingent, whether accrued or unaccrued, whether liquidated or unliquidated, and whether due or to become due), including any liabilities for Taxes.

“Party” has the meaning set forth in the preface above.

“Person” means an individual, a partnership, a corporation, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, or a governmental entity (or any department, agency, or political subdivision thereof).

“Purchase Price” has the meaning set forth in §2(b) below.

“Purchased Assets” means substantially all of the assets of Seller, including (without limitation) its Intellectual Property as defined below, its signed and pending production agreements, and Manager’s equity positions in several limited liability companies, including various web channels, all as set forth in Exhibit F hereto.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Interest” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (a) mechanic’s, materialmen’s, and similar liens, (b) liens for Taxes not yet due and payable or for Taxes that the taxpayer is contesting in good faith through appropriate proceedings, (c) purchase money liens and liens securing rental payments under capital lease arrangements, and (d) other liens arising in the ordinary course of business and not incurred in connection with the borrowing of money.

“Seller” has the meaning set forth in the preface above.

“Tax” and “Taxes” mean any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code Sec. 59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, other ad valorem, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, whether disputed or not.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

2.           Purchase and Sale of the Purchased Assets.

(a)           Assets to be Purchased by Buyer.  Subject to the terms and conditions of this Agreement, Seller and Manager agree to sell to Buyer, all of the Purchased Assets.  On the Closing Date, Seller and Manager shall grant, sell, convey, transfer, deliver and assign  to Buyer, by bill of sale or other appropriate instruments of assignment and transfer (“Transfer Document”), free and clear of all liens, encumbrances, options, pledges, charges, security interests, equitable interests, easements or rights of third parties (collectively, “Encumbrances”) the Purchased Assets, and Buyer shall purchase, all right, title and interest in and to the Purchased Assets, free and clear of all Encumbrances.

(b)           Purchase Price.  The purchase price to be paid by Buyer for the Purchased Assets (the "Purchase Price") shall be an amount equal to six hundred thousand dollars ($600,000) and stock purchase warrants of the Company, to be paid (i) by a first cash installment of $25,000 to be paid to Seller and Manager jointly within fifteen (15) days of Closing, (ii) by a second cash installment of $75,000 to be paid to Seller and Manager jointly prior to September 30, 2009, (iii) by the delivery to Seller at the Closing of a promissory note in substantially the form of Exhibit A hereto in the principal amount of $500,000, which shall be secured by all of the Purchased Assets pursuant to a Security Agreement in substantially the form of Exhibit B hereto, and (iv) by the grant to Seller of five million (5,000,000) share purchase warrants of the Company in substantially the form of Exhibit C hereto (the “Warrant Agreement”) to be delivered at the Closing.

(c)           The Closing.  The closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of the Company in Tampa, Florida, on June 17, 2009 or such other date as the Buyer and Seller may mutually determine (the “Closing Date”).

(d)           Deliveries at the Closing. At the Closing, (i) Seller will deliver to Buyer the various certificates, instruments, and documents referred to in this Agreement, (ii) Buyer will deliver to Seller the various certificates, instruments, and documents referred to in this Agreement, (iii) Buyer will deliver to Seller the consideration specified in §2(b) above.

3.           Representations and Warranties Concerning the Transaction.

(a)           Representations and Warranties of Seller and Manager. Seller and Manager jointly and severally represent and warrant to Buyer that the statements contained in this §3(a) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)            Organization and Standing of Seller. Seller and the Affiliated Entities are duly organized, validly existing, and in good standing under the laws of the Florida.

(ii)           Authorization of Transaction and Change of Seller’s Name. Seller and Manager have full power and authority to execute and deliver this Agreement and to perform their obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of Seller and Manager, enforceable in accordance with its terms and conditions.  Within three business days following the Closing Date, Seller and Manager shall cause an amendment to Seller’s Articles of Organization to be filed with the State of Florida to change its name to a name distinguishable from that of Buyer.  Other than such filing of a name change amendment to Seller’s Articles of Organization within three business days following the Closing Date, neither Seller nor Manager is required to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency or any other third party in order to consummate the transactions contemplated by this Agreement.

(iii)          Noncontravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which Seller or Manager is subject or the articles of organization or operating agreement of Seller or any of the Affiliated Entities (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under, any agreement, contract, lease, license, instrument, or other arrangement to which Seller is a party or by which he or it is bound or to which any of his or its assets is subject.

(iv)          Complete, Valid and Authentic Documents. The Amended and Restated Operating Agreement of Seller and the other operating agreements of entities in which Seller or Manager may have an interest which constitute a part of the Purchased Assets and all other agreements, instruments, written evidence of action or authority which Seller or Manager have delivered to the Company and Buyer with respect to the Purchased Assets and the transactions contemplated hereby are complete, valid and authentic, and have not been amended beyond any amending documents provided, and have not been rescinded, terminated, nullified or annulled.  No membership certificates have ever been issued to Manager or any other Person by Seller or any of the Affiliated Entities to evidence ownership of a member interest in Seller or any of the Affiliated Entities.

(v)           Compliance with Laws.  Seller, Manager and the Affiliated Entities each have conducted their business and operated the Purchased Assets in compliance with all laws, statutes, ordinances, rules, regulations or orders of any governmental authority (collectively, “Laws”), including without limitation all Laws pertaining to environmental protection, occupational health and safety, employee benefits and employment practices.  Seller and the Affiliated Entities have all permits, licenses, orders, approvals, authorizations, concessions and franchises (collectively, “Permits”) of any governmental authority that are necessary in the conduct of their business or that are required under any Law.  All such Permits are in full force and effect, and may be assigned or transferred, as applicable, to Buyer for use with the Purchased Assets, and no proceeding is pending or, to the knowledge of Seller or Manager, threatened, to revoke or limit any of them.  In addition, to the knowledge of Seller or Manager, there is no state of facts or events that could reasonably be expected to form the basis for the revocation or limitation of any Permit or other imposition of conditions or obligations on the possession of transfer of any Permit.  To the knowledge of Seller or Manager, Seller and the Affiliated Entities are not required to make, and Seller and Manager does not have any reasonable expectation that Buyer will be required to make after the Closing, any expenditures to achieve or maintain compliance with any Law, except in amounts similar to those reflected in Seller’s financial statements.

(vi)           No Infringement of Intellectual Property Rights.  Seller and Manager each have conducted their business and operated the Purchased Assets without infringing upon or otherwise violating any other person’s Intellectual Property; and none of the Purchased Assets include or are constituted of any element that would be an infringement of or otherwise violate any other person’s Intellectual Property.

(vii)          Financial Statements.  Each of the financial statements of Seller and the Affiliated Entities:  (A) is true, accurate and complete in all material respects, (B) fairly presents the financial condition and the results of operations of Seller or the applicable entity as of the date or for the period specified, and (C) has been prepared from the books and records of Seller or the applicable entity in accordance with Seller’s or the applicable entity’s past practices.  The books of account of Seller and  the applicable entities as delivered to the Company and Buyer accurately reflect all items of income and expense (including, without limitation, accruals) and all assets and Liabilities of Seller.

(viii)        Undisclosed Liabilities.  Seller, Manager and the Affiliated Entities do not have any Liabilities of any kind whatsoever (whether secured or unsecured, accrued or un-accrued, fixed or contingent, matured or un-matured, and whether due or to become due), including without limitation any Liabilities which may become known or which may arise only after the Closing resulting from acts, omissions or occurrences prior to the Closing, other than: (A) Liabilities which have arisen in the ordinary course of business consistent with past practice and are fully reflected or reserved for in the books and records of Seller and the applicable entities as delivered to the Company and Buyer, and (B) express contractual obligations (other than any obligations that might arise due to any default or other failure of performance by Seller or the applicable entities prior to the Closing Date) under contracts to which Seller or any of the applicable entities is a party.

(ix)          Title to and Status of the Purchased Assets.  Seller and Manager hold of record and owns beneficially the Purchased Assets free and clear of any restrictions on transfer (other than any restrictions under the Securities Act and state securities laws), Taxes, Security Interests, options, warrants, purchase rights, contracts, commitments, equities, claims, demands, and Encumbrances, including (without limitation) any Encumbrance affecting Seller’s or Manager’s ability to use or transfer any of the Purchased Assets.  Neither Seller, Manager nor any of the Affiliated Entities is a party to any option, warrant, purchase right, or other contract or commitment that could require Seller, Manager or any of the Affiliated Entities to sell, transfer, or otherwise dispose of any Purchased Assets (other than this Agreement).  Neither Seller, Manager nor any of the Affiliated Entities is a party to any voting trust, proxy, or other agreement.

(x)           No Litigation. There has not been (and there is not now) any action, suit or proceeding pending or threatened against or affecting Seller, the Affiliated Entities, or Manager, at law, in equity, by way of arbitration or before any Governmental Authority.  There has not been (and there is not now) any default by Seller, the Affiliated Entities, or Manager with respect to any order, injunction or decree of any governmental authority, and neither Seller, nor any of the Affiliated Entities, nor Manager, nor any Purchased Assets are bound by or subject to any such order, injunction or decree.  There are no existing facts or conditions which might give rise to any charge, claim, litigation, proceeding or investigation by any third party, nor to the knowledge of Seller, any of the Affiliated Entities, or Manager are there any facts or conditions which might give rise to any such charge, claim, litigation, proceeding or investigation.

(xi)          Taxes. All Tax Returns required by any governmental authority to be filed in connection with the properties, business, income, expenses, net worth and franchises of Seller, Manager and the Affiliated Entities have been timely filed by Seller, Manager and the Affiliated Entities.  All Taxes due in connection with the properties, business, income, expenses, net worth and franchises of Seller, Manager and the Affiliated Entities have been paid by Seller, Manager and the Affiliated Entities, other than Taxes which are not yet due or which, if due, are not yet delinquent or are being contested in good faith, and for which, in all cases, reserves have been established in the books and records of Seller consistent with past practice.  There are no Tax claims, audits or proceedings pending in connection with the properties, business, income, expenses, net worth or franchises of Seller, Manager and the Affiliated Entities, and to their knowledge, there are no such threatened claims, audits or proceedings.  There are not currently in force any extensions of time with respect to the dates on which any Tax Return was or is due to be filed by Seller, Manager and the Affiliated Entities or any waivers or agreements for the extension of time for the assessment or payment of any Tax.

(xii)         No Brokers or Finders Fees. Neither Seller, nor any of the Affiliated Entities, nor Manager has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which the Company or Buyer could become liable or obligated.

(xiii)        Access to All Material Information. Seller and Manager have had access to all available corporate records of the Company and the very recent organization of Buyer, have been afforded the opportunity to ask questions to and obtain answers from the senior management of the Company and Buyer, and are aware of the extensive amount of reports by the Company and others concerning the Company and the details in those reports that are accessible online on the website of the U.S. Securities and Exchange Commission (the “SEC”).  Seller and Manager further acknowledge that they have received certain confidential information from the Company and agree to maintain and preserve that confidentiality and not to engage in any purchases or sales of securities of the Company while in possession of any material non-public information about the Company.

(xiv)         Review of Risk Factors and Perils . Seller and Manager have read the Company’s most recent Quarterly Report on Form 10-Q for the third quarter ended December 31, 2008, including the litigation discussion in Footnote 10(b) thereof, and the Company’s Annual Report on Form 10-KSB for the year ended March 31, 2008, including the details therein as to the substantial risk factors affecting the Company and its securities, and the qualified auditor opinion as to the substantial doubt about the Company’s ability to continue as a going concern.

(xv)          No Misrepresentations. To the knowledge of Seller and Manager, no representation or warranty made by Seller or Manager in this Agreement or in any other agreements, instruments and documents relating hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading.  To the knowledge of Seller and Manager, copies of all documents delivered or made available to the Company and Buyer by Seller and Manager were complete and accurate copies of such documents.

(b)           Representations and Warranties of the Company and Buyer.  The Company and Buyer jointly and severally represent and warrant to Seller and Manager that the statements contained in this §3(b) are correct and complete as of the date of this Agreement and will be correct and complete as of the Closing Date.

(i)            Authorization of Transaction. The Company and Buyer each have full power and authority (including full corporate power and authority) to execute and deliver this Agreement and to perform its obligations hereunder.  This Agreement constitutes the valid and legally binding obligation of the Company and Buyer, enforceable in accordance with its terms and conditions.  Other than the requirement that the Company report the transaction contemplated herein on Form 8-K to be filed with the SEC within four business days following the Closing Date, neither the Company nor Buyer need to give any notice to, make any filing with, or obtain any authorization, consent, or approval of any government or governmental agency in order to consummate the transactions contemplated by this Agreement.

(ii)           Noncontravention.  Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated hereby, will: (A) violate any constitution, statute, regulation, rule, injunction, judgment, order, decree, ruling, charge, or other restriction of any government, governmental agency, or court to which the Company or Buyer is subject or any provision of their respective charter or bylaws or (B) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which the Company or Buyer is a party or by which it is bound or to which any of its assets is subject.

(iii)          No Brokers or Finders Fees. Neither the Company, nor Buyer, has any liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement for which Seller or Manager could become liable or obligated.

(xiii)        No Misrepresentations. To the knowledge of Seller and Manager, no representation or warranty made by Seller or Manager in this Agreement or in any other agreements, instruments and documents relating hereto contains any untrue statement of a material fact or omits to state a fact necessary to make the statements and facts contained herein or therein, in light of the circumstances under which they are made, not false or misleading.  To the knowledge of Seller and Manager, copies of all documents delivered or made available to the Company and Buyer by Seller and Manager were complete and accurate copies of such documents.

4.           Conditions to Obligation to Close.

(a)           Conditions to Obligation of the Company and Buyer.  The obligations of the Company and Buyer to consummate the transactions to be performed by them in connection with the Closing are subject to satisfaction of the following conditions:

(i)            The representations and warranties set forth in §3(a) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement, (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation, (C) affect adversely the right of the Company or Buyer to own the Purchased Assets; and

(iii)          Seller and Manager shall have delivered to the Company and Buyer a certificate to the effect that each of the conditions specified above in §4(a)(i)-(ii) is satisfied in all respects.

The Company and Buyer may waive any condition specified in this §4(a) by executing a writing so stating at or prior to the Closing.

(b)           Conditions to Obligation of Seller and Manager. The obligations of Seller and Manager to consummate the transactions to be performed by Seller and Manager in connection with the Closing are subject to satisfaction of the following conditions:

(i)             The representations and warranties set forth in §3(b) above shall be true and correct in all material respects at and as of the Closing Date;

(ii)           The Company and Buyer shall have performed and complied with all of their covenants hereunder in all material respects through the Closing;

(iii)           No action, suit, or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local, or foreign jurisdiction or before any arbitrator wherein an unfavorable injunction, judgment, order, decree, ruling, or charge would (A) prevent consummation of any of the transactions contemplated by this Agreement or (B) cause any of the transactions contemplated by this Agreement to be rescinded following consummation; and no such injunction, judgment, order, decree, ruling, or charge shall be in effect;

(iv)           The Company and Buyer shall have delivered to Seller and Manager a certificate to the effect that each of the conditions specified above in §4(b)(i)-(iii) is satisfied in all respects;

(v)            All actions to be taken by the Company and Buyer in connection with consummation of the transactions contemplated hereby and all certificates, opinions, instruments, and other documents required to effect the transactions contemplated hereby will be reasonably satisfactory in form and substance to Seller and Manager.

Seller and Manager may waive any condition specified in this §4(b) if they execute a writing so stating at or prior to the Closing.

5.           Remedies for Breaches of This Agreement.

(a)           Survival of Representations and Warranties. All of the representations and warranties of the Parties contained in §3(a) and §3(b) hereof shall survive the Closing hereunder and continue in full force and effect for a period of twelve months thereafter.

(b)           Indemnification Provisions for Benefit of the Company and Buyer. In the event Seller or Manager breaches (or in the event any third party alleges facts that, if true, would mean Seller or Manager has breached) any of their representations, warranties, and covenants contained herein, and the Company or Buyer makes a written claim for indemnification against Seller within the §5(a) survival period, then Seller and Manager shall indemnify the Company and Buyer from and against the entirety of any Adverse Consequences that Buyer may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).  However, no such indemnification shall be required unless and until the Company and Buyer shall have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $20,000 aggregate, at which point Seller and Manager will be obligated to indemnify the Company and Buyer from and against all such Adverse Consequences relating back to the first dollar thereof.  Further, in no event shall Seller or Manager be obligated to indemnify the Company or Buyer hereunder for any amount in excess of the aggregate cash consideration payable to Seller or Manager for the Purchased Assets hereunder (the “Maximum Indemnification”).

(c)           Indemnification Provisions for Benefit of Seller and Manager.  In the event the Company or Buyer breaches (or in the event any third party alleges facts that, if true, would mean the Company or Buyer has breached) any of their representations, warranties, and covenants contained herein, and Seller or Manager makes a written claim for indemnification against the Company or Buyer within the §5(a) survival period, then the Company or Buyer shall indemnify Seller or Manager from and against the entirety of any Adverse Consequences that Seller or Manager may suffer through and after the date of the claim for indemnification resulting from, arising out of, relating to, in the nature of, or caused by the breach (or the alleged breach).  However, no such indemnification shall be required unless and until Seller and Manager shall have suffered Adverse Consequences by reason of all such breaches (or alleged breaches) in excess of a $20,000 aggregate, at which point the Company and Buyer will be obligated to indemnify Seller and Manager from and against all such Adverse Consequences relating back to the first dollar thereof.  Further, in no event shall the Company or Buyer be obligated to indemnify Seller or Manager hereunder for any amount in excess of the Maximum Indemnification.

(d)           Matters Involving Third Parties.

(i)            If any Party is informed or otherwise made aware of a matter (a “Third Party Claim”) that may result in an indemnification claim by such Party (the “Indemnified Party”) against any other Party (the “Indemnifying Party”), then the Indemnified Party shall promptly notify each Indemnifying Party thereof in writing; provided, however, no delay by the Indemnified Party in notifying any Indemnifying Party shall relieve the Indemnifying Party from any obligation hereunder unless (and then solely to the extent) the Indemnifying Party is prejudiced by such delay.

(ii)           Any Indemnifying Party will have the right to defend the Indemnified Party against the Third Party Claim with counsel of its choice reasonably satisfactory to the Indemnified Party so long as: (A) the Indemnifying Party notifies the Indemnified Party in writing within 15 days after the Indemnified Party has given notice of the Third Party Claim that the Indemnifying Party will indemnify the Indemnified Party from and against the entirety of any Adverse Consequences that the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim; (B) the Indemnifying Party provides the Indemnified Party with evidence reasonably acceptable to the Indemnified Party that the Indemnifying Party will have the financial resources to defend against the Third Party Claim and fulfill its indemnification obligations hereunder; (C) the Third Party Claim involves only money damages and does not seek an injunction or other equitable relief; (D) settlement of, or an adverse judgment with respect to, the Third Party Claim is not, in the good faith judgment of the Indemnified Party, likely to establish a precedential custom or practice materially adverse to the continuing business interests of the Indemnified Party; and (E) the Indemnifying Party conducts the defense of the Third Party Claim actively and diligently.

(iii)          So long as the Indemnifying Party is conducting the defense of the Third Party Claim in accordance with §5(d)(ii) above: (A) the Indemnified Party may retain separate co-counsel at its sole cost and expense and participate in the defense of the Third Party Claim; (B) the Indemnified Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be withheld unreasonably), and (C) the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be withheld unreasonably).

(iv)           In the event any of the conditions in §5(d)(ii) above is or becomes unsatisfied: (A) the Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third Party Claim in any manner it reasonably may deem appropriate (and the Indemnified Party need not consult with, or obtain any consent from, any Indemnifying Party in connection therewith); (B) the Indemnifying Parties will reimburse the Indemnified Party promptly and periodically for the costs of defending against the Third Party Claim (including reasonable attorneys’ fees and expenses); and (C) the Indemnifying Parties will remain responsible for any Adverse Consequences the Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third Party Claim to the fullest extent provided in this §5.

(e)           Determination of Adverse Consequences. The Parties shall take into account the time cost of money using the then applicable predominant prime rate of interest published in The Wall Street Journal plus 4% as the discount rate in determining Adverse Consequences for purposes of this §5.  All indemnification payments under this §5 shall be deemed adjustments to the Purchase Price.

(f)            Other Indemnification Provisions. Subject to §6(n) hereof, the foregoing indemnification provisions are the sole and exclusive remedy any party may have for breach of representation, warranty, or covenant set forth in this Agreement.

6.            Miscellaneous.

(a)           Press Releases and Public Announcements. No Party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of all other Parties; provided, however, that any Party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities (in which case the disclosing Party will use its best efforts to advise the other Parties prior to making the disclosure).

(b)           No Third-Party Beneficiaries. This Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns.

(c)           Entire Agreement. This Agreement (including the documents referred to herein) constitutes the entire agreement among the Parties with respect to the subject matter hereof, and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they related in any way to the subject matter hereof.

(d)           Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties named herein and their respective successors and permitted assigns.  No Party may assign either this Agreement or any of his or its rights, interests, or obligations hereunder without the prior written approval each of the other Parties; provided, however, that Buyer may (i) assign any or all of its rights and interests hereunder to one or more of its Affiliates and (ii) designate one or more of its Affiliates to perform its obligations hereunder (in any or all of which cases Buyer nonetheless shall remain responsible for the performance of all of its obligations hereunder).

(e)           Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original but all of which together will constitute one and the same instrument.

(f)            Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

(g)           Notices. All notices, requests, demands, claims, and other communications hereunder shall be in writing.  Any notice, request, demand, claim, or other communication hereunder shall be deemed duly given if (and then two business days after) it is sent by registered or certified mail, return receipt requested, postage prepaid, and addressed to the intended recipient as set forth below:

If to the Company: Innovative Software Technologies, Inc. 1413 S. Howard Ave., Suite 220 Tampa, FL 33606 Attn: Robert Rudman	With a copy to: William R. Paul Mechanik Nuccio Hearne & Wester, P.A. 305 S. Boulevard Tampa, FL 33606

If to Buyer: The WEB Channel Network, Inc. 1413 S. Howard Ave., Suite 220 Tampa, FL 33606 Attn: Robert Rudman	With a copy to: William R. Paul Mechanik Nuccio Hearne & Wester, P.A. 305 S. Boulevard Tampa, FL 33606

If to Seller: The WEB Channel Network, LLC. 19901 Arbor Path Lutz, FL 33559 Attn: Robert W. Singerman	With a copy to: Robert W. Singerman 19901 Arbor Path Lutz, FL 33559

If to Manager: Robert W. Singerman 19901 Arbor Path Lutz, FL 33559

Any Party may send any notice, request, demand, claim, or other communication hereunder to the intended recipient at the address set forth above using any other means (including personal delivery, expedited courier, messenger service, telecopy, telex, ordinary mail, or electronic mail), but no such notice, request, demand, claim, or other communication shall be deemed to have been duly given unless and until it actually is received by the intended recipient.  Any Party may change the address to which notices, requests, demands, claims, and other communications hereunder are to be delivered by giving the other Parties notice in the manner herein set forth.

(h)           Governing Law. This Agreement shall be governed by and construed in accordance with the domestic laws of the State of Florida without giving effect to any choice or conflict of law provision or rule (whether of the State of Florida or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Florida.

(i)           Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by each of the Parties.  No waiver by any Party of any default, misrepresentation, or breach of warranty or covenant hereunder, whether intentional or not, shall be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant hereunder or affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

(j)           Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions hereof or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

(k)           Expenses. Each of the Parties shall bear his or its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated hereby.

(l)           Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement.  In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by each of the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement.  Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated thereunder, unless the context requires otherwise.  The word “including” as used herein shall mean “including without limitation.”  The Parties intend that each representation, warranty, and covenant contained herein shall have independent significance.  If any Party has breached any representation, warranty, or covenant contained herein in any respect, the fact that there exists another representation, warranty, or covenant relating to the same subject matter (regardless of the relative levels of specificity) which the Party has not breached shall not detract from or mitigate the fact that the Party is in breach of the first representation, warranty, or covenant.

(m)           Incorporation of Exhibits. The Exhibits identified in this Agreement are incorporated herein by reference and made a part hereof.

(n)           Specific Performance.  Each of the Parties acknowledges and agrees that the other Parties would be damaged irreparably in the event any of the provisions of this Agreement are not performed in accordance with their specific terms or otherwise are breached.  Accordingly, each of the Parties agrees that the other Parties shall be entitled to an injunction or injunctions to prevent breaches of the provisions of this Agreement and to enforce specifically this Agreement and the terms and provisions hereof in any action instituted in any court of the United States or any state thereof having jurisdiction over the Parties and the matter in addition to any other remedy to which they may be entitled, at law or in equity.

(o)           Submission to Jurisdiction. Each of the Parties submits to the jurisdiction of any state or federal court sitting in Hillsborough County, Florida, having the appropriate venue in accordance with applicable law, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court.  Each Party also agrees not to bring any action or proceeding arising out of or relating to this Agreement in any other court.  Each of the Parties waives any defense of inconvenient forum to the maintenance of any action or proceeding so brought and waives any bond, surety, or other security that might be required of any other Party with respect thereto.

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on as of the date first above written.

“the Company” Innovative Software Technologies, Inc. By: /s/ Robert V. Rudman Robert V. Rudman, President	“Buyer” The WEB Channel Network, Inc. By: /s/ Robert V. Rudman Robert V. Rudman, President

“Seller” The WEB Channel Network, LLC By: /s/ Robert W. Singerman Robert W. Singerman, Operating Manager	“Manager” /s/ Robert W. Singerman Robert W. Singerman

EXHIBIT F

SCHEDULE OF PURCHASED ASSETS

The “Purchased Assets” constitute substantially all of the assets of Seller, including (without limitation) its Intellectual Property as specified below, its signed and pending production agreements, and all of Manager’s equity positions in several limited liability companies and various web channels, all as set forth below.

INTELLECTUAL PROPERTY

All of Seller’s intellectual property consisting of (a) all inventions (whether patentable or un--patentable and whether or not reduced to practice), all improvements thereto, and all patents, patent applications, and patent disclosures, together with all re-issuances, continuations, continuations- in-part, revisions, extensions, and reexaminations thereof, (b) all trademarks, service marks, trade dress, logos, trade names, and corporate names, together with all translations, adaptations, derivations, and combinations thereof and including all goodwill associated therewith, and all applications, registrations, and renewals in connection therewith, (c) all copyrightable works, all copyrights, and all applications, registrations, and renewals in connection therewith, (d) all mask works and all applications, registrations, and renewals in connection therewith, (e) all trade secrets and confidential business information (including ideas, research and development, know-how, formulas, compositions, manufacturing and production processes and techniques, technical data, designs, drawings, specifications, customer and supplier lists, pricing and cost information, and business and marketing plans and proposals), (f) all computer software (including data and related documentation), (g) all other proprietary rights, and (h) all copies and tangible embodiments thereof (in whatever form or medium).

Such intellectual property includes, without limitation, that which Seller has used and will use in the development, use and application with standard definition video integrated with internet protocol television with web design; with high-definition video integrated with internet protocol television with web design; with the encoding process of FLASH video with internet protocol television; of audio digital recording for internet protocol radio and television; of a Content Management System for internet protocol television; of acquiring, formatting, programming, encoding, testing and deploying licensed previously produced broadcast video; of PODCASTS with internet protocol television; and, the unencumbered ownership of over 100 strategic web domain names.

PRODUCTION AGREEMENTS

3-year production agreements of Seller, which were renewed as of June 10, 2009 for the:

•	The Celiac Channel - www.Celiac.tv

•	The Celiac Cooking Channel - www.TheCeliacCookingChannel.com

•	Autistic TV - www.Autistic.TV

•	The Smart Shopping Crazy Money Channel - www.SmartShoppingCrazyMoney.TV

•	Countdown to the Big Game Channel - www.CountdownToSuperBowl.TV

•	Know it in a Minute Channel - www.KnowItInAMinute.com

ALL OF THE EQUITY INTERESTS OF ROBERT W. SINGERMAN IN THE FOLLOWING EXISTING WEB CHANNELS AND THE FOLLOWING LIMITED LIABILITY COMPANIES:

•	Countdown to The Big Game (100%)

•	The Green Earth Channel (100%)

•	Smart Shopping Crazy Money Channel (50%)

•	The Celiac Channel (49%)

•	The Celiac Cooking Channel (49%)

•	Hot Sexy Products Channel (50%)

•	Art by Lori Fossa TV (20%)

•	Veterans Life Channel (100%)

•	The Rock School Channel (100%)

•	The Cancer Channel (100%)

•	The Recruiting Channel (100%)

•	The Gifting Channel (100%)